Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports First Quarter 2005 Operating Results

Net Earnings and Per Share Income Increase 57% as Net Interest Income Increases 27%

Core Loans increased 29% to $525 million at March 31, 2005,

versus $408 million at March 31, 2004

COSTA MESA, Calif., April 28, 2005 (BUSINESS WIRE) — Pacific Mercantile Bancorp (Nasdaq: PMBC) today reported that its net earnings increased by $444,000, or 57%, to $1.2 million in the first quarter ended March 31, 2005, up from $784,000 in the first quarter ended March 31, 2004. This increase in net earnings was primarily attributable to a $1.4 million, or 27%, increase in net interest income and a $495,000, or 81%, reduction in the provision made for possible loan losses, which more than offset a $312,000 decline in noninterest income and a $771,000 increase in noninterest expense in the first quarter of 2005, as compared to the first quarter of 2004. Net core loan growth of $117 million, or 29%, to $525 million, was the principal contributor to the increase in our net interest income and to the growth of our total assets, which increased by 18% to $894 million at March 31, 2005, from $759 million at March 31, 2004.

Earnings per diluted share in the three months ended March 31, 2005 totaled $0.11, calculated on the basis of a weighted average of 10.9 million shares outstanding in the first quarter of 2005. In the three months ended March 31, 2004, earnings per diluted share totaled $0.07, which were calculated on the basis of a weighted average of 10.5 million shares outstanding for that period.

“We are proud to announce that we will open our newest financial center in the Inland Empire, located right along the 10 Freeway, just off of Haven, in the City of Ontario, California, in late Spring of 2005. This continues the expansion of our banking franchise as detailed in the Bank’s Strategic Plan.” said Raymond E. Dellerba, President and CEO. “We have chosen this location in the heart of the Inland Empire financial district, in which to expand our commercial loan portfolio, because of the growth of manufacturing and distribution in this rail and air freight hub for Southern California,” added Mr. Dellerba. “Additionally, we expect to do very well with home mortgage loans in this burgeoning Inland Empire housing market.”

Results of Operations

Net Interest Income. Net interest income, a primary measure of bank profitability, after the provision for loan losses, increased by $1.8 million, or 41%, to $6.4 million in the quarter ended March, 31, 2005, from $4.6 million in the same quarter of 2004. Net interest margin also improved, to 3.26% in the first quarter ended March 31, 2005, as compared to 2.99% in the like period of 2004. This increase in net interest income and the improvement in net interest margin were primarily attributable to the increase in core loan volume of $117 million, or 29%, in the first quarter of 2005, as compared the same period in 2004.

Noninterest Income. Noninterest income declined by $312,000, or 25%, to $918,000 in the three months ended March 31, 2005, from $1.2 million in the like period of 2004. This decline was primarily attributable to the decrease of $319,000 in the net gains on the sales of securities (consisting primarily of mortgage backed securities) available for sale.

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PMBC

April 28, 2005

Noninterest Expense. Noninterest expense increased in the three months ended March 31, 2005 by $771,000, or 17%, to $5.3 million from $4.5 million in the three months ended March 31, 2004, primarily attributable to staff increases necessitated by increases in loan demand and increased deposit activity at our existing Financial Centers and the opening, in September 2004, of our new Long Beach Financial Center and the transitioning of the mortgage banking division from a refinancing market to a home purchase market. Notwithstanding the dollar increase in noninterest expense, our efficiency ratio (operating expenses as a percentage of total revenues) was essentially unchanged, at 70.4% for the first quarter this year, as compared to 70.2% in the first quarter last year.

Balance Sheet Growth and Asset Quality

Balance Sheet Growth. Core loans (net of the allowance for loan losses) increased by $117 million, or 29%, to $525 million at March 31, 2005, from $408 million at March 31, 2004. We also reduced our investments (mainly mortgage backed securities held for sale) to $224 million at March 31, 2005, from $244 million at March 31, 2004 and used the net proceeds from the sale of those securities primarily to fund new loans. The increase in core loans contributed to an 18% increase in total assets to $894 million at March 31, 2005, from $759 million one year earlier. Deposits also increased, growing by $67 million, or 13%, to $571 million at March 31, 2005, from $504 million at March 31, 2004. Contributing to that increase was a $41 million, or 26%, increase in noninterest bearing deposits to $201 million at March 31, 2005 from $160 million at March 31, 2004. At the same time, higher-cost time deposits increased by $8 million, or 4%, to $213 million at March 31, 2005, from $205 million at March 31, 2004. As a result, at March 31, 2005, noninterest bearing deposits and time deposits represented 35% and 37%, respectively, of total deposits, as compared to 32% and 41%, respectively, at March 31, 2004.

“The improvement of our net interest margin to 3.26%, during the first quarter of 2005, from 2.99% in the like period of 2004, reflects a continued shift in our balance sheet to higher earning assets as core loans increased to 59% of total assets at March 31, 2005, as compared to 54% at March 31, 2004,” said Nancy Gray, CFO.

Asset Quality. At March 31, 2005, loans classified as non-performing, 90 days past due, and impaired totaled $11,000 and we had no restructured loans. As of the same date the allowance for loan losses totaled $4.1 million, or 0.78% of core loans outstanding, as compared to $3.7 million and 0.91%, respectively, at March 31, 2004. The decline in the ratio of the allowance to core loans to 0.78% at March 31, 2005, was due to a determination, based on the quality of the core loan portfolio, which remains strong, that it was not necessary to make a significant increase in the allowance for loan losses during the first quarter of 2005. As a result, the provisions made for loan losses totaled $120,000 for the quarter ended March 31, 2005, as compared to $615,000 the corresponding period of 2004.

Commercial Banking

“We believe we are positioned to further increase our $525 million portfolio of net core loans, through expansion of lending activities in our existing markets and opening of our new Ontario Financial Center, which provides us with an entrée into the large, albeit highly competitive, Inland Empire marketplace,” stated Mr. Dellerba. “Our present strong capital and liquidity position are expected to enable us to further penetrate existing markets, make larger loans and expand into new markets.”

Internet Banking

We recently completed a comprehensive updating of our website, which has enhanced both its look and functionality for customers desiring convenient high tech banking services combined with strong, professional assistance. The addition of an online pre-qualification mortgage application has allowed both the customer and our mortgage division to increase the turnaround time for mortgage home purchase loans and refinancings. Our updated Internet Bank now offers an even better delivery channel for our banking and mortgage products through our website at, www.pmbank.com.

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PMBC

April 28, 2005

Mortgage Banking

Our mortgage group continues to add additional mortgage products and to focus on the development of loan programs and business development opportunities to further assist those borrowers interested in qualifying for home purchases and refinances.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp., which commenced operations in September 2002.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located in Newport Beach, Costa Mesa, La Habra and San Clemente, two Los Angeles County financial centers located in Beverly Hills and in Long Beach, and one San Diego County financial center in La Jolla. We anticipate a late Spring opening of our newest financial center in the Inland Empire, located on the 10 Freeway off of Haven, in Ontario, California, close to the Ontario Airport, our eighth full service commercial financial center. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

PMB Securities Corp, an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. (NASD), is engaged in the retail securities brokerage business. The brokerage accounts are cleared through National Financial Services, LLC and are SIPC insured. PMB Securities Corp is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location. “This new year brings the addition of an internal registered investment advisory team to provide investment advisory services for our clientele,” stated Gary D. Cohee, its President and CEO.

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs about trends in its business or about its future financial performance constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements contained in this news release are based on current information and our business is subject to a number of risks and uncertainties that could cause our actual results in the future to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to:

•	Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we offer in order to attract or retain deposits, any of which could cause our net interest income and our earnings to decline.

•	Adverse changes in local or national economic conditions which could lead to a decline in loan volume or an increase in loan delinquencies that would lead to declines in our net interest income and in our net income.

•	Adverse changes in Federal Reserve Board monetary policies, which could result in reductions in net interest margins, or in loan demand or mortgage originations, and, therefore, could adversely affect our operating results.

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PMBC

April 28, 2005

•	The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new office locations, or if we are unable to successfully enter new markets or introduce new financial products or services.

•	The risk of significant decline in real property values in Southern California, which, because a substantial portion of our loans are secured by real property, could result in a deterioration in the performance of our loan portfolio and, as a result, could require us to increase the provisions we must make for potential loan losses and lead to increase in loan write-offs, which would reduce our earnings and could adversely affect our financial condition.

•	The risk that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California could adversely affect our operating results

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating resulting.

•	Increased government regulation which could increase the costs of our operations.

These, as well as other risk factors and uncertainties, are discussed in greater detail in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004, which it filed with the Securities and Exchange Commission.

Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in those Reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC

April 28, 2005

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended March 31,
	2005	2004	Percentage Change
Total interest income	$10,197	$7,937	28.5%
Total interest expense	3,628	2,757	31.6%

Net interest income	6,569	5,180	26.8%
Provision for loan losses	120	615	(80.5)%

Net interest income after provision for loan losses	6,449	4,565	41.3%
Noninterest income
Service charges & fees	164	185	(11.4)%
Net gains on sales of securities	0	319	N/M
Mortgage banking income	526	542	(3.0)%
Other noninterest income	228	184	23.9%

Total noninterest income	918	1,230	(25.4)%
Noninterest expense
Salaries & employee benefits	3,123	2,412	29.5%
Occupancy and equipment	909	849	7.1%
Other noninterest expense	1,236	1,236	0.0%

Total noninterest expense	5,268	4,497	17.1%

Income before income taxes	2,099	1,298	61.7%
Income tax expense	871	514	69.5%

Net Income	$1,228	$784	56.6%

Net income per share:
Basic	$0.12	$0.08
Diluted	$0.11	$0.07
Weighted average shares outstanding (in thousands)
Basic	10,110	10,081
Diluted	10,857	10,509
Ratios (1)
ROA	0.58%	0.43%
ROE	6.61%	4.42%
Efficiency ratio	70.36%	70.16%
Net interest margin (1)	3.26%	2.99%

(1)	Ratios and net interest margin for the three month periods ended March 31, 2005, and 2004 have been annualized.

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PMBC

April 28, 2005

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	March 31,		Percentage Increase (Decrease)
	2005	2004
ASSETS
Cash and due from banks	$36,543	$30,174	21.1%
Fed funds sold	62,900	39,000	61.3%
Interest bearing deposits	473	611	(22.6)%
Investments	224,112	244,057	(8.2)%
Loans (net of allowance of $4,152 and $3,736, respectively)	525,311	408,308	28.7%
Loans held for sale	30,144	24,741	21.8%
Investment in unconsolidated trust subsidiaries	837	527	58.8%
Other assets	13,544	11,958	13.3%

Total Assets	$893,864	$759,376	17.7%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$201,045	$159,558	26.0%
Interest bearing deposits
Interest checking	20,464	19,573	4.6%
Savings/money market	136,981	119,673	14.5%
Certificates of deposit	212,900	204,996	3.9%

Total interest bearing deposits	370,345	344,242	7.6%

Total deposits	571,390	503,800	13.4%
Other borrowings	200,854	163,773	22.6%
Other liabilities	18,743	2,604	619.8%
Junior subordinated debentures	27,837	17,527	58.8%

Total liabilities	818,824	687,704	19.1%
Shareholders’ equity	75,040	71,672	4.7%

Total Liabilities and Shareholders’ Equity	$893,864	$759,376	17.7%

Tangible book value per share(1)	$7.65	$7.03	8.8%

Shares outstanding	10,160,977	10,081,248

(1)	Excludes accumulated other comprehensive income/loss included in shareholders’ equity.

Average Balances (dollars in thousands)	Year Ended March 31,
	2005	2004
Average gross loans (*)	$521,072	$369,385
Average loans held for sale	$33,680	$20,999
Average earning assets	$816,498	$696,909
Average assets	$855,724	$731,127
Average equity	$75,392	$71,330
Average interest bearing deposits	$360,614	$333,111

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (dollars in thousands)	At March 31,
	2005	2004
Total non-performing assets	$11	$1,520
Net charge-offs year-to-date	$0	$822
Allowance for loan losses	$4,152	$3,736
Allowance for loan losses /gross loans (excl. loans held for sale)	0.78%	0.91%
Allowance for loan losses /total assets	0.46%	0.49%

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